JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, each of the undersigned parties hereby agree to file jointly the statement on Schedule 13D (including any amendments thereto) with respect to the Common Stock of Naples Soap Company, Inc.

It is understood and agreed that each of the parties hereto is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of information concerning such party contained therein, but such party is not responsible for the completeness and accuracy of information concerning another party unless such party knows or has reason to believe that such information is inaccurate.

It is understood and agreed that a copy of this agreement shall be attached as an exhibit to the statement on Schedule 13D, and any amendments thereto, filed on behalf of the parties hereto.

Dated: August 7, 2026

ROGER PASSARELLA REVOCABLE TRUST

By:	/s/ Roger S. Passarella
Name:	Roger S. Passarella
Title:	Trustee

/s/ Roger S. Passarella
Roger S. Passarella, individually

/s/ Susan Passarella
Susan Passarella, as parent and natural guardian of Austin Lehman, a minor child

/s/ Susan Passarella
Susan Passarella, as parent and natural guardian of Avery Lehman, a minor child

/s/ Susan Passarella
Susan Passarella, individually

CLARE PASSARELLA TRUST

By:	/s/ Roger S. Passarella
Name:	Roger S. Passarella
Title:	Trustee